State of Delaware
Secretary of State
Division of Corporations
Delivered 12:30 PM
01/14/2016
FILED 12:30 PM 01/14/2016

SR 20160219283 - File Number 5936817
CERTIFICATE OF INCORPORATION OF SENSORY
PERFORMANCE TECHNOLOGY INC.
The undersigned, a natural person (the Sole incorporator) for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:
ARTICLE I
The name of this corporation is Sensory
Performance Technology Inc.
ARTICLE II
The registered office of the corporation in the State of Delaware shall be 2711
Centerville Road, Suite 400, in the City of
Wilmington, County of New Castle, 19808, and the name of the registered agent of the corporation in the State of Delaware at such address Corporation Service Company.
ARTICLE III
The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
ARTICLE IV
The total number of shares of capital stock which this corporation is authorized to issue, is: One Thousand 1, OOO) shares, each having a par value of $0.0001.
ARTICLE V
The name and the mailing address of the Sole incorporator is as follows: Daryl Davis, Esq.
200 Rudolph Avenue
Huntsville, AL 35801
ARTICLE VI
In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
ARTICLE VII
A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director?s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which the
director derived any improper personal
benefit If the Delaware General Corporation
Law is amended after the effective date of this Certificate of Incorporation to authori; corporate action further eliminating or limiting the personal liability of directors. then the liability of E, director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of t.1'1e State of Delaware. No amendment, modification or repeal of this Article VU shall adversely affect the rights and protection afforded to a Director of the corporation under this Article Vll for acts or omissions occurring prior to such amendment. modification or repeal.
ARTICLE VIII
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of
Incorporation, in the manner now or
hereafter prescribed by statute, and all rights invested upon the stockholders herein are granted subject to this reservation.

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In WITNESS WHEREOF. this Certificate has
been subscribed as of December 20, 2015 by the undersigned affirms that the statements made herein are true and correct.

Daryl Davis
Sole Incorporator